EXHIBIT 10.39


                              EMPLOYMENT AGREEMENT

         This Employment Agreement is made effective as of January 14, 2000 between Cenex Harvest States Cooperatives, a Minnesota cooperative corporation (together with all affiliates, the "Company") and Noel Estenson, who is presently the Chief Executive Officer of the Company ("Executive").

         WHEREAS;

         A. Executive is the principal officer of the Company and an integral part of its management.

         B. This Employment Agreement is intended to provide Executive a severance benefit and to put his total compensation package in a competitive range for 1998 through 2000, as described herein.

         NOW THEREFORE, it is hereby agreed by and between the parties as follows:

         1. Employment. The Company hereby employs Executive and Executive hereby accepts employment with the Company, subject to the terms and conditions hereinafter provided.

         2. Term. The employment of Executive hereunder will be for the period commencing on the effective date of this Agreement and ending on December 31, 2000, provided, however, that the Executive may terminate the employment relationship prior to the expiration date as hereinafter provided. Executive hereby agrees to tender his written resignation effective December 31, 2000.

         3. Position, Duties, Responsibilities. Executive shall be employed as the Chief Executive Officer. Executive shall exercise such authority and perform such duties and services, consistent with such position, as may be assigned to him from time to time by the Board of Directors (the "Board").

         4. Devotion of Time and Best Efforts. Except for vacations and absences due to temporary illness, Executive shall devote his best efforts during his employment to the performance of his duties and to advance the Company's interests, as determined by the Board. During his employment, Executive shall not, without the prior approval of the Board be engaged in any other business activity which conflicts with the duties of Executive hereunder, whether or not such business activity is pursued for gain, profit or other pecuniary advantage.

         5.       Early Termination.

                  a. Death. Executive's employment shall terminate upon Executive's death. In the event of Executive's death, any unpaid payments under paragraphs 6(c) and/or 8 shall be paid to his estate at the time they are otherwise payable.

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                  b.       Termination by the Company. The Company shall be
                           entitled to terminate Executive's employment prior to December 31, 2000. In the event of any such termination, however, the Company shall make the payments required under paragraphs 6(a) and 6(b) through December 31, 2000, and shall make the payments required under paragraphs 6(c) and 8 at the time they are otherwise payable.

                  c. Termination by Executive. Executive may terminate his employment at any time and for any reason whatsoever, effective upon delivery of written notice of termination to the Company. In that event, Executive will not be entitled to receive any further payments pursuant to paragraph 6(a) herein, but will be entitled to receive any unpaid payments pursuant to paragraphs 6(c) and/or 8 herein at the times specified below. In that event, Executive shall also be entitled (a) to receive the unpaid portion of his Base Salary, prorated to the date of termination, (b) to receive reimbursement for any ordinary and reasonable business expenses for which he had not yet been reimbursed, (c) to receive payment for accrued and unused vacation days, (d) to receive his incentive compensation for each full or partial (on a pro rata basis) year during which he was employed, to the extent earned and accrued, pursuant to the terms and conditions of the applicable incentive compensation plan(s), (e) to receive payments under the Company's pension, profit sharing, deferred compensation or other benefit plans in which the Executive has participated, all to the extent and in accordance with the terms of such plans, and (f) to continue certain health insurance at his expense pursuant to COBRA.

         6.       Compensation.

                  a. Base Salary. During his employment, the Company shall pay Executive a "Base Salary" at the rate of Five Hundred Forty Thousand Eight Hundred Dollars ($540,800) per year, commencing on the effective date of this Agreement, payable in accordance with the Company's regular payroll practices and policies which are in effect from time to time.

                  b. Annual Variable and Long-Term Incentive Compensation. During his employment, Executive shall be entitled to receive compensation under the annual Variable Compensation Plan and the Management Long-Term Incentive Plan, payable within the current customary time frame, which is at least equal to amounts payable pursuant to the terms of the Executive Compensation Plan that was in effect for Cenex on January 1, 1998. In calculating the amount of incentive compensation under the Executive Compensation Plan, it shall be assumed that Cenex had met the projected earnings in the Cenex Long Range Business Plan in effect on January 1, 1998. In the event that either of these plans is discontinued or amended effective during his employment, and the amount of variable compensation

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                           due Executive under the replacement or amended plans
                           is less than Executive would have received under the current plans, the Executive shall be entitled to receive the amount of variable compensation that would have been payable under the current plans.

                  c. One-Time Adjustment to Total Cash Compensation. The Company shall make payment to Executive in the amount of Six Hundred Sixty Thousand Dollars ($660,000), payable at the earlier of (i) August 1, 2000 or (ii) thirty (30) days prior to the effective date of any consolidation of the Company's business with the business of any other entity ("Consolidation").

         7.       Benefit Plans.

                  a. General. During the Employment Period, Executive shall be eligible to participate in all executive compensation and employee benefit plans or programs generally applicable to senior management employees of the Company pursuant to the terms and conditions of such plans and programs. Nothing contained in this Agreement shall preclude the Company from terminating or amending any such plan or program.

                  b. Qualified Plans. Executive shall be entitled to Company contributions and benefits with respect to Base Salary under the Company's qualified pension plans determined in the same manner as for other participants in those plans, subject to any contribution or benefit limitations. However, if such plans as in effect on the date of execution of this Agreement are modified in a manner which will reduce future benefits under those plans for Executive, then, as a means to make up for those reductions, the Company shall establish a new nonqualified plan or amend an existing nonqualified plan which shall provide for any lost benefits under the Company's pension plan.

                  c.       Nonqualified Plans.

                           (1) Share Option Plan. Executive shall continue to be eligible to participate in the Share Option Plan. If this plan should be amended or terminated prior to the end of the Employment Period, the terms of the plan will be maintained with respect to Executive, unless Executive agrees to accept the modified provisions of a revised plan or a new plan intended to replace the plan.

                           (2) Supplemental Executive Retirement Plan. Executive will be entitled to benefits under this plan on terms no less favorable than those set forth in the restatement of the plan effective January 1, 1997; however, if this plan should be amended or terminated prior to the completion of payments under it to Executive, the terms of the plan will be maintained with respect to Executive, unless Executive

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                           agrees to accept the modified provisions of a revised
                           plan or a new plan intended to replace that restatement.

         8. Severance Payment by the Company. The Company shall make a severance payment to Executive in the amount of Six Hundred Thousand Dollars ($600,000), payable at the earlier of (a) August 1, 2000 or (b) thirty (30) days prior to the effective date of any Consolidation. This severance payment shall not be considered as income or compensation in determining Executive's benefits under any non-qualified benefit plan, including the Supplemental Executive Retirement Plan.

         9. Other Executive Obligations. Executive agrees that the following provisions will apply throughout Executive's period of active or inactive employment, and will continue to apply even if Executive's employment is terminated under Paragraph 5, regardless of the reason for termination:

                  a. Nondisclosure of Confidential Information. Except to the extent required in furtherance of the Company's business in connection with matters as to which Executive is involved as an employee, Executive will not, during the term of his employment and for an unlimited period thereafter, directly or indirectly:
                           (1) disclose or furnish to, or discuss with, any other person or entity any confidential information concerning the Company or its business or employees, acquired during the period of his employment by the Company; (2) individually or in conjunction with any other person or entity, employ or cause to be employed, any such confidential information in any way whatsoever or (3) without the written consent of the Company, publish or deliver any copies, abstracts or summaries of any papers, documents, lists, plans, specifications or drawings containing any such confidential information.

                  b. Non-Interference. Executive will not, during the term of his employment and for an unlimited period thereafter, directly or indirectly attempt to encourage, induce or otherwise solicit any employee or other person or entity to breach any agreement with the Company or otherwise interfere with the advantageous business relationship of the Company with any person or entity. Executive specifically agrees not to solicit, on Executive's own behalf or on behalf of another, any of the Company's employees to resign from their employment with the Company in order to go to work elsewhere. Executive further specifically agrees not to make any disparaging remarks of any sort or otherwise communicate any disparaging remarks about the Company or any of its members, equity holders, directors, officers or employees, directly or indirectly, to any of the Company's employees, members, equity holders, directors, customers, vendors, competitors, or other people or entities with whom the Company has a business or employment relationship.

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                  c.       Non-Competition. Executive agrees that during the
                           term of his employment and thereafter for a period of two (2) years, Executive will not directly or indirectly engage in or carry on a business that is in direct competition with any significant business unit of the Company as conclusively determined by the Board of Directors. Further, Executive agrees that during this same period of time he will not act as an agent, representative, consultant, officer, director, independent contractor or employee of any entity or enterprise that is in direct competition with any significant business unit of the Company as conclusively determined by the Board of Directors.

                  d. Consulting. Executive agrees to make himself generally available to the Company as needed for consulting, on terms to be separately agreed upon between the parties, through December 31, 2001.

                  e. Cooperation in Claims. During the term of his employment and for an unlimited period thereafter, at the request of the Company, Executive will cooperate with the Company with respect to any claims or lawsuits by or against the Company where Executive has knowledge of the facts involved in such claims or lawsuits. Executive shall be entitled to reasonable compensation for Executive's time and expense in rendering such cooperation. Further, Executive will decline to voluntarily aid, assist or cooperate with any party who has claims or lawsuits against the Company, or with their attorneys or agents. The Company and Executive both acknowledge, however, that nothing in this paragraph shall prevent Executive from honestly testifying at an administrative hearing, arbitration, deposition or in court, in response to a lawful and properly served subpoena in a proceeding involving the Company.

                  f. Remedies. The parties recognize and agree that, because any breach by Executive of the provisions of this Paragraph 9 would result in damages difficult to ascertain, the Company shall be entitled to injunctive and other equitable relief to prevent a breach or threatened breach of the provisions of this Paragraph 9. Accordingly, the parties specifically agree that the Company shall be entitled to temporary and permanent injunctive relief to enforce the provisions of this Paragraph 9, that such relief may be granted without the necessity of proving actual damages. The parties further agree that the right to such relief shall be in lieu of any right to recover money damages for any such breach.

                  g. Enforceability. Executive agrees that considering Executive's relationship with the Company, and given the terms of this Agreement, the restrictions and remedies set forth in Paragraph 9 are reasonable. Notwithstanding the foregoing, if any of the covenants set forth above shall be held to be invalid or unenforceable, the remaining parts thereof shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable parts have

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                           not been included therein. In the event the
                           provisions relating to time periods and/or areas of restriction shall be declared by a court of competent jurisdiction to exceed the maximum time periods or areas of restriction permitted by law, then such time periods and areas of restriction shall be amended to become and shall thereafter be the maximum periods and/or areas of restriction which said court deems reasonable and enforceable. Executive also agrees that the Company's action in not enforcing a particular breach of any part of Paragraph 9 will not prevent the Company from enforcing any other breaches that the Company discovers, and shall not operate as a waiver by the Company against any future enforcement of a breach.

         10. Notices. Notices hereunder shall be in writing and shall be delivered personally or sent return receipt requested and postage prepaid, addressed as follows:

                           If to Executive:

                                            Noel Estenson
                                            Cenex Harvest States Cooperatives
                                            5500 CENEX Drive
                                            Inver Grove Heights, MN 55077

                           If to the Company:

                                            Chairman of the Board
                                            Cenex Harvest States Cooperatives
                                            5500 CENEX Drive
                                            Inver Grove Heights, MN 55077

                           With a Copy to:

                                            General Counsel
                                            Cenex Harvest States Cooperatives
                                            5500 CENEX Drive
                                            Inver Grove Heights, MN 55077

         11. Assignment. This Agreement is personal in its nature and the parties hereto shall not, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder; provided, however, that the provisions hereof shall inure to the benefit of, and be binding upon each successor in a change of control of the Company, whether by merger, consolidation, transfer of all or substantially all assets, sale or otherwise (and such successor shall thereafter be deemed the "Company" for purposes of this Agreement).

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         12.      Binding Agreement. The provisions of this Agreement shall be binding upon, and shall inure to the benefit of, the respective heirs, legal representatives and successors of the parties hereto.

         13. Minnesota Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota, unless otherwise preempted by federal law.

         14. Captions and Section Headings. Captions and paragraph headings used herein are for convenience only and are not a part of this Agreement and shall not be used in construing it.

         15. Invalid Provisions. If any provision of this Agreement shall be unlawful, void, or for any reason unenforceable, it shall be deemed severable from, and shall in no way affect the validity or enforceability of, the remaining provisions of this Agreement.

         16. Waiver of Breach. The failure to enforce at any time any of the provisions of this Agreement, or to require at any time performance by the other party of any of the provisions hereof, shall in no way be construed to be a waiver of such provisions or to affect either the validity of this Agreement or any part hereof or the right of either party thereafter to enforce each and every provision in accordance with the terms of this Agreement.

         17. Entire Agreement. Except as provided in paragraph 9(d), this Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, representations and understandings of the parties with respect thereto. No modification or amendment of any of the provisions of this Agreement shall be effective unless in writing specifically referring hereto and signed by Executive and a member of the Board upon authorization of the Board to do so.

                  IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date set forth above.


EXECUTIVE                               CENEX HARVEST STATES
                                        COOPERATIVES


By:  /s/ Noel K. Estenson               By:    /s/ Steven Burnet
   ----------------------------              --------------------------------
   Noel Estenson                             Chairman of the Board

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